Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Biostar Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference of our report dated April 13, 2017 with respect of the consolidated financial statements of Biostar Pharmaceuticals, Inc. as of and for the years ended December 31, 2016 and 2015 into the Annual Report on Form 10-K of Biostar Pharmaceuticals, Inc. for the year ended December 31, 2016, which report will be filed with the U.S. Securities and Exchange Commission on April 13, 2017.

/s/Mazars CPA Limited
Mazars CPA Limited Certified Public Accountants
Hong Kong
April 13, 2017